EXHIBIT 99.1

NeuroMetrix, Inc. Reports Total Revenues of $7.2 Million for the Fourth Quarter of 2008

WALTHAM, Mass.—(BUSINESS WIRE)—February 10, 2009—NeuroMetrix, Inc. (Nasdaq: NURO), a science-based medical device company advancing patient care through the development and commercialization of innovative products that aid physicians in the assessment, treatment, and repair of peripheral nerve and spinal cord injuries and disorders, and that provide regional anesthesia and pain control, announced today its financial results for the three- and twelve-month periods ended December 31, 2008.

Total revenues for the three months ended December 31, 2008, the Company’s fourth quarter, were $7.2 million, compared with $9.8 million for the fourth quarter of 2007, representing a decline of 27%.  During the three-month periods ended December 31, 2008 and 2007, 86% and 92% of revenues, respectively, were derived from consumables sales, 14% and 8% of revenues, respectively, were derived from medical equipment sales. The Company ceased selling and servicing its DigiScope™ product as of the end of October 2008 and as a result has recast its financial statements for both years to include the DigiScope sales and expenses as discontinued operations.  Medical equipment sales include sales of ADVANCE™ devices and related modules and NC-stat® devices and related modules. Consumables sales include sales of nerve specific electrodes, UNIVERSAL™ electrodes, and EMG needles.

Total revenues for the twelve months ended December 31, 2008 were $31.1 million, compared with $43.7 million for the twelve months ended December 31, 2007, representing a decline of 29%.  During the twelve-month periods ended December 31, 2008 and December 31, 2007, 91% and 90% of revenues, respectively were derived from consumable sales, 9% and 10% of revenues, respectively, were derived from medical equipment sales.

The costs of revenues as a percentage of total revenues for the fourth quarter of 2008 were 32.2%, compared with 27.1% for the fourth quarter of 2007. In the fourth quarter of 2008, the costs of revenues as a percentage of total revenues increased primarily due to greater discounting. The increased discounting which resulted in lower average selling prices is, in part, related to ADVANCE transition pricing for customers who are specialist physicians with peripheral nerve expertise.

The costs of revenues as a percentage of total revenues for the twelve months ended December 31, 2008 was 29.0%, compared with 26.0% for the twelve months ended December 31, 2007. For the twelve months ended December 31, 2008, the costs of revenues as a percentage of total revenues increased due to greater discounting resulting in lower average selling prices as discussed above.

The net loss for the fourth quarter of 2008 was approximately $4.1 million, including a charge of $3.7 million resulting from the Company’s previously announced settlement with the U.S. Department of Justice (the “DOJ”) and the Office of the Inspector General of the U.S. Department of Health and Human Services (the “OIG”), a write-down of $274,000 of the Company’s investment in Cyberkinetics

Neurotechnology Systems Inc., a gain of $352,000 on discontinued operations resulting from the sale of the Company’s former DigiScope business, and a gain of $131,000 resulting from the dissolution of the Company’s joint venture and collaboration agreement with Cyberkinetics Neurotechnology Systems, Inc. compared with a net loss of approximately $2.1 million for the fourth quarter of 2007.

The net loss for the twelve month period ended December 31, 2008 was $27.7 million, including a loss of $6.6 million from discontinued operations, a goodwill impairment charge of $5.8 million relating to the DigiScope business, a charge of $3.7 million resulting from the Company’s previously announced settlement with the DOJ and OIG, and write-down of $2.5 million of the Company’s investment in Cyberkinetics, compared with a net loss of $8.4 million for the twelve month period ended December 31, 2007.

Basic and diluted net loss per share was $(0.30) for the three months ended December 31, 2008 compared with basic and diluted net loss per share of $(0.17) for the three months ended December 31, 2007.  Basic and diluted net loss per share was $(2.02) for the twelve months ended December 31, 2008, compared with basic and diluted net loss per share of $(0.66) for the twelve months ended December 31, 2007.

Cash and cash equivalents and short-term investments totaled $19.8 million as of December 31, 2008 compared with $29.7 million as of December 31, 2007.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “Our revenues in the fourth quarter of 2008 were down approximately 27% from the same period in 2007 primarily due to the continued uncertainty surrounding reimbursement for the NC-stat System and the 40% reduction in our direct sales force in the second quarter of 2008.  During the last quarter, our active customer count, which is a twelve-month look back at accounts utilizing our neurodiagnostic instruments, decreased by 140 to 5,189 physician practices and clinics as of the end of the fourth quarter of 2008 from the third quarter of 2008.  The average consumables usage per active customer also decreased during the fourth quarter of 2008 from the prior quarter.”

Dr. Gozani added, “We recently commented on reports that the American Medical Association (AMA) CPT Editorial Panel will establish a Category I CPT code for nerve conduction studies performed with pre-configured electrode arrays, such as are utilized by our NC-stat System. We are encouraged by this direction and believe that this CPT code, when issued, could streamline the process for obtaining reimbursement for nerve conduction studies performed using the NC-stat System.  The amount of reimbursement from Medicare that physicians will receive under this CPT code remains to be determined.  Further, medically appropriate indications for this code may be defined through local and national Medicare medical policies.  In this respect, we are encouraged that multiple Medicare fiscal intermediaries have previously determined that the nerve conduction studies performed with the NC-stat System are covered services.    We expect that the operational characteristics of the NC-stat business will change when physicians begin utilizing the new code in 2010, but look forward to the associated challenges and opportunity to stabilize and eventually return the NC-stat business to growth.”

“We are now actively marketing the ADVANCE System into the neurology, physical medicine and rehabilitation (PM&R), neurosurgery, orthopedic and hand surgery, and pain medicine markets through our direct sales organization.  As of the end of the fourth quarter of 2008, 6% of our active customers were using ADVANCE.  We are encouraged by market reaction and have gained important insight into certain product enhancements that we believe could accelerate adoption.”

Dr. Gozani further stated, “We recently announced the acquisition of certain technological and intellectual property assets from Cyberkinetics Neurotechnology Systems, Inc.  This acquisition includes all rights and regulatory filings for the Andara™ Oscillating Field Stimulator (OFS™), which is a novel investigational device for the treatment of acute spinal cord injury.  In connection with the acquisition, we also dissolved our joint venture with Cyberkinetics and acquired certain of the technological and intellectual property assets that Cyberkinetics had contributed to the joint venture.  This acquisition has the potential to diversify our business and help us become a leading neurotechnology company.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on Tuesday, February 10, 2009 to discuss the Company’s financial results for the three-month and twelve-month periods ending December 31, 2008. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company. The conference call may be accessed in the United States by dialing 866-700-0133 and using the confirmation code 50402181. Internationally, the conference call may be accessed by dialing 617-213-8831 and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investor Relations” tab and a replay of the webcast will be available on the Company’s website. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 17398674. The replay will be available for three months after the conference call.

About NeuroMetrix

NeuroMetrix is a science-based medical device company advancing patient care through the development and commercialization of innovative products that aid physicians in the assessment, treatment, and repair of peripheral nerve and spinal cord injuries and disorders, and that provide regional anesthesia and pain control. To date, our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures. Our product pipeline includes a system designed to deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves for regional anesthesia, pain control and the treatment of focal neuropathies. We are also developing neurostimulation-based devices that promote nerve fiber regeneration in acute peripheral nerve and spinal cord injuries. For more information, visit http://www.neurometrix.com.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on NeuroMetrix’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond NeuroMetrix’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: reimbursement by third party payers to the Company’s customers for procedures performed using the NC-stat System and the ADVANCE System, including the AMA CPT Editorial Panel process and the risk that the reimbursement amount under any new CPT code for nerve conduction studies performed with pre-configured electrode arrays may be lower than the reimbursement amount under existing CPT codes for nerve conduction studies; obtaining necessary regulatory approvals or clearances, including the pending 510(k) filing with the United States Food and Drug Administration (“FDA”) relating to portions of the onCall Information System that are currently in use for the NC-stat System and FDA approval of the Andara OFS System; the ability of NeuroMetrix to develop new products based on the intellectual property acquired from Cyberkinetics; the ability of NeuroMetrix to obtain additional funding for product development or otherwise; NeuroMetrix ability to successfully develop product enhancements to the ADVANCE System; our success in marketing the ADVANCE System; protection of NeuroMetrix’s intellectual property and other proprietary rights; reliance on third party manufacturers and suppliers; NeuroMetrix’s financial condition; plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 or described in the Company’s other public filings. Should one or more of these risks or uncertainties materialize, or should any of NeuroMetrix’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. NeuroMetrix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:

NeuroMetrix, Inc.

Joe Calo, 781-314-2775

Acting CFO

neurometrix.ir@neurometrix.com

SOURCE:

NeuroMetrix, Inc.

NeuroMetrix, Inc.

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Revenues:
Medical equipment	$1,030,065	$826,327	$2,709,104	$4,254,011
Consumables	6,150,006	8,997,821	28,411,696	39,413,265
Total revenues	7,180,071	9,824,148	31,120,800	43,667,276

Costs and expenses:
Cost of revenues	2,310,569	2,661,176	9,011,941	11,337,822
Research and development	1,139,800	1,119,522	5,256,721	4,891,937
Sales and marketing	2,480,423	4,887,373	14,646,958	22,836,867
General and administrative	1,998,756	3,718,059	12,016,158	14,834,073
Charge for impaired goodwill	—	—	5,833,464	—
Charge for settlement	3,705,866	—	3,705,866	—
Charge for intangible assets impairment	1,767,500	—	1,767,500	—
Gain from deconsolidation of joint venture	(1,968,750)	—	(2,100,000)	—
Amortization of intangible assets	70,000	—	332,500	—
Total operating expenses	11,504,164	12,386,130	50,471,108	53,900,699
Loss from continuing operations	(4,324,093)	(2,561,982)	(19,350,308)	(10,233,423)
Loss on available-for-sale investment	(273,546)	—	(2,500,000)	—
Interest income	103,091	374,830	720,932	1,750,963
Loss from continuing operations	(4,494,548)	(2,187,152)	(21,129,376)	(8,482,460)
Gain (loss) from discontinued operations	352,101	47,876	(6,600,673)	103,986
Net loss	$(4,142,447)	$(2,139,276)	$(27,730,049)	$(8,378,474)
Basic and diluted net loss per common share from continuing operations	$(0.33)	$(0.17)	$(1.54)	$(0.67)
Basic and diluted net loss per common share from discontinued operations	$0.03	$0.00	$(0.48)	$0.01
Basic and diluted net loss per common share	$(0.30)	$(0.17)	$(2.02)	$(0.66)
Basic and diluted weighted average shares used to compute net loss per common share	13,774,789	12,693,209	13,733,250	12,628,310

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31, 2008	December 31, 2007

Assets
Current assets:

Cash and cash equivalents	$12,302,284	$7,097,239
Short-term held-to-maturity investments	7,495,000	22,621,741
Restricted cash	—	45,000
Accounts receivable, net	3,660,848	5,731,697
Inventories	5,606,807	5,354,338
Prepaid expenses and other current assets	313,795	710,159
Current portion of deferred costs	263,755	464,061
Total current assets	29,642,489	42,024,235

Restricted cash	408,000	1,458,598
Fixed assets, net	1,073,176	2,973,718
Long-term available-for-sale investment	—	1,058,255
Goodwill	—	5,833,464
Intangible assets, net	—	2,800,000
Deferred costs	116,972	226,304
Other long-term assets	137,705	—
Total assets	$31,378,342	$56,374,574

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable	$201,275	$2,627,889
Accrued expenses	6,722,129	4,436,109
Current portion of deferred revenue	1,057,215	1,643,026
Current portion of capital lease obligation	29,748	12,900
Total current liabilities	8,010,367	8,719,924

Deferred revenue	483,365	891,958
Capital lease obligation - net of current portion	52,059	18,275
Other long-term liabilities	—	14,546
Total liabilities	8,545,791	9,644,703

Stockholders’ equity
Common stock	1,386	1,369
Additional paid-in capital	112,626,802	110,235,835
Accumulated deficit	(89,795,637)	(62,065,588)
Accumulated other comprehensive loss	—	(1,441,745)
Total stockholders’ equity	22,832,551	46,729,871
Total liabilities and stockholders' equity	$31,378,342	$56,374,574